Core-Mark Announces Second Quarter 2015 Financial Results & Raises 2015 Guidance

•	Sales Increased 7.1% to $2.8 Billion and Diluted EPS Increased 10% to $0.57

•	Sales Guidance Raised by $200 million; EPS Raised by 9% & Adjusted EBITDA Raised by 5%

•	Announced $0.13 Dividend Payable September 14, 2015

South San Francisco, California - August 6, 2015 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the second quarter ended June 30, 2015.

“Core-Mark's strong results in the first half of 2015 have put us on pace to beat our original guidance. We are increasing our sales and earnings expectations due to recent market share gains primarily in the cigarette and tobacco categories, the continued growth in our non-cigarette categories, and executing on various income opportunities” said Thomas B. Perkins, President and Chief Executive Officer.

Second Quarter Results

Net sales increased 7.1% to $2.8 billion for the second quarter of 2015 compared to $2.6 billion for the same period in 2014. Excluding the impact of foreign currency fluctuations, net sales increased 8.7%. Non-cigarette sales increased 6.9% lead by food sales, which increased 9.6%, due primarily to sales to existing customers, while cigarette sales increased 7.2%. This growth in cigarette sales was driven primarily by an increase in cigarette carton sales, an increase in cigarette prices and additional volume generated from the Karrys Bros. acquisition earlier this year.

Gross profit increased 10.9% to $158.9 million for the second quarter of 2015 compared to $143.3 million for the same period in 2014 driven primarily by increases in sales volume and higher margins in our non-cigarette categories. Remaining gross profit increased 9.3% to $157.7 million. Non-cigarette remaining gross profit increased 10.2% compared to the same quarter last year while cigarette remaining gross profit increased 6.7%. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2015	2014	% Change

Gross profit	$158.9	$143.3	10.9%
Cigarette inventory holding gains	(3.8)	(3.3)
Other tobacco products (OTP) tax items	(0.9)	—
LIFO expense	3.5	4.3
Remaining gross profit	$157.7	$144.3	9.3%

The Company’s operating expenses for the second quarter of 2015 were $136.7 million compared to $122.8 million for the same period in 2014. Operating expenses as a percentage of net sales were 4.9% for the second quarter of 2015 compared to 4.7% for the second quarter of 2014. Operating expenses for the second quarter of 2015 include approximately $6 million in incremental expenses from our new Ohio division and expenses from our recent Karrys Bros. acquisition. In addition, increases in the amount of cubic feet of product handled and number of customer deliveries contributed to higher operating costs.

Net income for the second quarter of 2015 was $13.2 million compared to $12.0 million for the same period in 2014. Adjusted EBITDA increased 9.6% to $37.5 million in the second quarter of 2015 compared to $34.2 million in the second quarter of 2014. The increases in net income and Adjusted EBITDA for the second quarter of 2015 were driven primarily by an increase in gross profit. The components of Adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2015	2014	% Change

Net income	$13.2	$12.0	10.0%
Interest expense, net (1)	0.6	0.4
Provision for income taxes	8.2	7.9
Depreciation & amortization	9.7	7.9
LIFO expense	3.5	4.3
Stock-based compensation expense	2.1	1.5
Foreign currency transaction losses, net	0.2	0.2
Adjusted EBITDA	$37.5	$34.2	9.6%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted earnings per-share were $0.57 for the second quarter of 2015 compared to $0.52 for the second quarter of 2014. Excluding LIFO expenses, diluted earnings per-share were $0.66 for the second quarter of 2015 compared to $0.63 for the second quarter of 2014. In addition, per-share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

First Six Months of 2015

Net sales increased 6.9% to $5.3 billion for the first six months of 2015 compared to $4.9 billion for the same period in 2014. Excluding the impact of foreign currency fluctuations, net sales increased 8.4%. This growth was driven primarily by an increase in cigarette carton sales, an increase in cigarette prices and an increase in non-cigarette sales to existing customers. Non-cigarette sales grew 7.1% while cigarette sales increased 6.8%.

Gross profit increased 10.6% to $296.2 million for the first six months of 2015 compared to $267.7 million for the same period in 2014. Remaining gross profit increased 9.0% to $295.5 million. Non-cigarette remaining gross profit increased 10.3% compared to the same period last year while cigarette remaining gross profit increased 5.7%. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2015	2014	% Change

Gross profit	$296.2	$267.7	10.6%
Cigarette inventory holding gains	(4.8)	(3.8)
OTP tax items	(1.8)	—
LIFO expense	5.9	7.1
Remaining gross profit	$295.5	$271.0	9.0%

The Company’s operating expenses for the first half of 2015 were $264.1 million compared to $242.6 million for the same period of 2014. Operating expenses as a percentage of net sales were 5.0% for the first half of 2015 and 4.9% for the first half of 2014. Operating expenses for the first half of 2015 include approximately $9.1 million in incremental expenses from our new Ohio division and costs related to our recent Karrys Bros. acquisition. Also, increases in the amount of cubic feet of product handled and incremental customer deliveries contributed to higher operating costs.

Net income for the first six months of 2015 was $18.7 million compared to $14.4 million for the same period in 2014. Adjusted EBITDA increased 20.6% to $60.4 million in the first six months of 2015 compared to $50.1 million in the first six months of 2014. The increase in net income for the first half of 2015 was driven primarily by an increase in non-cigarette gross profit, which grew at a higher rate than operating expenses. The components of Adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2015	2014	% Change

Net income	$18.7	$14.4	29.9%
Interest expense, net (1)	1.0	1.0
Provision for income taxes	11.8	9.5
Depreciation & amortization	18.4	15.1
LIFO expense	5.9	7.1
Stock-based compensation expense	4.0	2.8
Foreign currency transaction losses, net	0.6	0.2
Adjusted EBITDA	$60.4	$50.1	20.6%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted earnings per-share were $0.81 for the first six months of 2015 compared to $0.62 for the same period in 2014. Excluding LIFO expenses, diluted earnings per-share were $0.97 for the first six months of 2015 compared to $0.80 for the first six months of 2014, a 21% increase. In addition, per-share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

Dividend

Core-Mark also announced today its Board of Directors has approved a $0.13 cash dividend per common share. The dividend is payable on September 14, 2015 to stockholders of record as of the close of business on August 21, 2015.

Raising Guidance for 2015

The Company has raised its net sales guidance for the full year of 2015. Annual net sales guidance is now expected to be between $11.0 billion and $11.2 billion, up from $10.8 billion to $11.0 billion.  The primary driver to the increase in net sales is market share gains in the tobacco categories.

Adjusted EBITDA for 2015 is now expected to be between $133.0 million and $136.0 million, up from $126.5 million and $129.0 million. Diluted earnings per-share for the full year are expected to be between $2.03 and $2.10, up from between $1.87 and $1.91. Diluted per-share estimates, excluding LIFO expense, are expected to be between $2.45 and $2.52, up from between $2.29 and $2.33.  The primary drivers to the increase in EBITDA and EPS are stronger sales and net gains on excise tax increases.

The Company reaffirmed capital expenditure estimates for 2015 of approximately $35 million, which will be utilized for expansion projects and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, August 6, 2015 at 9:00 a.m. Pacific time during which management will review the results of the second quarter of 2015. The call may be accessed by dialing 1-800-588-4973 using the code 40272552. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including diluted earnings per share excluding LIFO expense, adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2015 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; our dependence on qualified labor, our senior management and other key personnel; attempts by unions to organize our employees; increasing expenses related to employee health benefits; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; changes to accounting rules or regulations; and compliance with governmental regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 36,000 customer locations in the U.S. and Canada through 29 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$14.5	$14.4
Restricted cash	9.8	13.0
Accounts receivable, net of allowance for doubtful accounts of $10.7 and $10.8 as of June 30, 2015 and December 31, 2014, respectively	288.1	245.3
Other receivables, net	64.2	61.5
Inventories, net	420.5	417.8
Deposits and prepayments	50.8	43.7
Deferred income taxes	9.2	8.4
Total current assets	857.1	804.1
Property and equipment, net	156.3	148.9
Goodwill	22.9	22.9
Other intangible assets, net	26.0	22.6
Other non-current assets, net	30.6	31.1
Total assets	$1,092.9	$1,029.6
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$150.6	$128.4
Book overdrafts	30.1	29.1
Cigarette and tobacco taxes payable	169.6	187.3
Accrued liabilities	93.4	93.4
Deferred income taxes	0.3	0.3
Total current liabilities	444.0	438.5
Long-term debt	118.7	68.2
Deferred income taxes	16.4	16.2
Other long-term liabilities	11.6	11.9
Claims liabilities	27.5	27.5
Pension liabilities	5.8	6.0
Total liabilities	624.0	568.3
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 25,963,037 and 25,847,269 shares issued; 23,096,970 and 23,080,110 shares outstanding at June 30, 2015 and December 31, 2014, respectively)	0.3	0.3
Additional paid-in capital	266.8	263.8
Treasury stock at cost (2,866,067 and 2,767,159 shares of common stock at June 30, 2015 and December 31, 2014, respectively)	(58.6)	(52.6)
Retained earnings	274.1	261.4
Accumulated other comprehensive loss	(13.7)	(11.6)
Total stockholders’ equity	468.9	461.3
Total liabilities and stockholders’ equity	$1,092.9	$1,029.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$2,810.4	$2,623.2	$5,262.7	$4,924.1
Cost of goods sold	2,651.5	2,479.9	4,966.5	4,656.4
Gross profit	158.9	143.3	296.2	267.7
Warehousing and distribution expenses	88.6	78.1	168.1	153.4
Selling, general and administrative expenses	47.5	44.0	94.8	87.9
Amortization of intangible assets	0.6	0.7	1.2	1.3
Total operating expenses	136.7	122.8	264.1	242.6
Income from operations	22.2	20.5	32.1	25.1
Interest expense	(0.7)	(0.6)	(1.3)	(1.3)
Interest income	0.1	0.2	0.3	0.3
Foreign currency transaction losses, net	(0.2)	(0.2)	(0.6)	(0.2)
Income before income taxes	21.4	19.9	30.5	23.9
Provision for income taxes	(8.2)	(7.9)	(11.8)	(9.5)
Net income	$13.2	$12.0	$18.7	$14.4
Basic net income per common share (1)	$0.57	$0.52	$0.81	$0.63
Diluted net income per common share (1)	$0.57	$0.52	$0.81	$0.62
Basic weighted-average shares	23.1	23.1	23.1	23.1
Diluted weighted-average shares	23.3	23.2	23.3	23.2

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Six Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net income	$18.7	$14.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
LIFO and inventory provisions	6.0	6.9
Amortization of debt issuance costs	0.2	0.2
Stock-based compensation expense	4.0	2.8
Bad debt expense, net	0.8	0.7
Depreciation and amortization	18.4	15.1
Foreign currency transaction losses, net	0.6	0.2
Deferred income taxes	(0.6)	0.1
Changes in operating assets and liabilities:
Accounts receivable, net	(41.0)	(34.2)
Other receivables, net	(3.2)	3.7
Inventories, net	(9.5)	75.8
Deposits, prepayments and other non-current assets	(9.4)	(22.0)
Excess tax deductions associated with stock-based compensation	(1.9)	(1.2)
Accounts payable	24.1	25.3
Cigarette and tobacco taxes payable	(14.2)	(21.4)
Pension, claims, accrued and other long-term liabilities	(3.9)	0.6
Net cash provided by (used in) operating activities	(10.9)	67.0
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(8.0)	—
Change in restricted cash	3.2	0.8
Additions to property and equipment, net	(14.4)	(14.8)
Capitalization of software and related development costs	(3.9)	(1.1)
Proceeds from sale of fixed assets	0.3	—
Net cash used in investing activities	(22.8)	(15.1)
Cash flows from financing activities:
Borrowing (repayments) under revolving credit facility, net	48.1	(41.3)
Dividends paid	(6.1)	(5.1)
Payments on capital leases	(1.1)	(0.8)
Repurchases of common stock	(6.0)	(3.0)
Proceeds from exercise of common stock options	0.2	1.0
Tax withholdings related to net share settlements of restricted stock units	(3.1)	(0.9)
Excess tax deductions associated with stock-based compensation	1.9	1.2
Decrease in book overdrafts	0.9	1.8
Net cash provided by (used in) financing activities	34.8	(47.1)
Effects of changes in foreign exchange rates	(1.0)	0.1
Change in cash and cash equivalents	0.1	4.9
Cash and cash equivalents, beginning of period	14.4	11.0
Cash and cash equivalents, end of period	$14.5	$15.9
Supplemental disclosures:
Cash paid during the period for:
Income taxes, net	$12.8	$12.8
Interest	$0.6	$0.5
Non-cash capital lease obligations incurred	$5.2	$3.5
Unpaid property and equipment purchases included in accrued liabilities	$3.4	$1.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended June 30,			Six Months Ended June 30,
	2015 (a)(b)	2014 (a)(b)	% Change	2015 (a)(b)	2014 (a)(b)	% Change
Net income	$13.2	$12.0	10.0%	$18.7	$14.4	29.9%
Diluted shares	23.3	23.2		23.3	23.2
Diluted EPS	$0.57	$0.52	9.6%	$0.81	$0.62	30.6%
LIFO expense	0.09	0.11		0.16	0.18
Diluted EPS excluding LIFO expense	$0.66	$0.63	4.8%	$0.97	$0.80	21.3%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	$0.10	$0.09		$0.13	$0.10
Net OTP tax items (2)	0.02	—		0.04	—
Business expansion and integration costs (3)	0.02	—		0.03	—
Foreign exchange losses	0.01	0.01		0.02	—

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a normal tax rate of approximately 38.6% and 39.7% for the three and six months ended June 30, 2015 and 2014, respectively.

(1) Cigarette inventory holding gains
In recent years, cigarette manufacturers have raised prices to offset declines in carton sales. We earn higher gross profits on cigarette inventory and excise tax stamp quantities on hand at the time manufacturers increase their prices or when states, localities or provinces increase their excise taxes and allow us to recognize inventory holding gains. Cigarette inventory holding gains were $3.8 million and $4.8 million for the three and six months ended June 30, 2015, respectively, versus $3.3 million and $3.8 million for the three and six months ended June 30, 2014, respectively.

(2) Net OTP tax items
During the three and six months ended June 30, 2015 we recognized other tobacco products tax refunds, net of fees, of $0.8 million and $1.7 million, respectively, related to prior years’ taxes.
(3) Business expansion and integration costs
During the three and six months ended June 30, 2015 we incurred approximately $0.8 million and $1.1 million, respectively, in business expansion and integration expenses related to the acquisition of Karrys Bros.